Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

TriLinc Global Impact Fund, LLC

Manhattan Beach, California

We consent to the use of our report dated September 29, 2023, with respect to the consolidated financial statements of TriLinc Global Impact Fund, LLC, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG, LLP

Los Angeles, California

February 12, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.